Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Talos Energy Inc. Long Term Incentive Plan of our reports dated March 9, 2018, with respect to the consolidated financial statements of Stone Energy Corporation and the effectiveness of internal control over financial reporting of Stone Energy Corporation included in Stone Energy Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission, incorporated by reference in the Registration Statement (Form S-4 No. 333-222341) of Talos Energy Inc. (formerly Sailfish Energy Holdings Corporation), as amended.

/s/ Ernst & Young LLP

New Orleans, Louisiana

May 18, 2018